EXHIBIT 99.1

Enfission Announces Addition of EDF Energy to its Nuclear Utility Fuel Advisory Board

RESTON, Va., May 20, 2019 -- Enfission, LLC, a joint venture of Lightbridge Corporation (NASDAQ: LTBR) and Framatome, today announced that EDF Energy, a subsidiary of Électricité de France S.A. (EDF Group), the largest owner and operator of nuclear power plants around the world, has joined its Nuclear Utility Fuel Advisory Board (NUFAB). Roger Float, Nuclear Fuel Strategy & Commercial Manager, will represent EDF Energy. EDF Energy is a diversified energy company in the United Kingdom, including a portfolio of nuclear power stations plus new reactors under construction.

NUFAB was formed in 2011 comprising senior fuel managers from leading electric utilities that account for approximately 50% of the installed nuclear capacity in the U.S. With the addition of EDF Energy, NUFAB now includes leading commercial nuclear operators both in the U.S. and internationally.

Roger Float, Nuclear Fuel Strategy & Commercial Manager at EDF Energy, commented, "We welcome the opportunity to join NUFAB and provide our insight to Enfission, given the unprecedented level of evolution/revolution that fuel design is undergoing - of which Lightbridge Fuel™ is such an important part. Specifically, there are a number of potential benefits the fuel could bring to the nuclear industry including improved economics, power uprates, longer fuel cycles, as well as enhanced safety benefits. I look forward to working closely with Enfission and the other members of NUFAB to contribute to the success of this fuel development program worldwide."

Seth Grae, Chief Executive Officer of Enfission, stated, “We are honored to welcome EDF Energy, represented by Roger Float, a senior nuclear industry executive, to NUFAB. EDF Energy brings insight and expertise that will be valuable towards the development and qualification of Lightbridge Fuel™.”

About Enfission

Enfission is a US-based 50-50 joint venture between Lightbridge Corporation and Framatome. Enfission was established January 25, 2018 to complete the development, regulatory licensing, and commercial deployment worldwide of nuclear fuel assemblies based on multi-lobe metallic twisted fuel technology. Enfission will produce Lightbridge Fuel™ assemblies initially for operators of U.S. commercial nuclear power plants, then follow with production of Lightbridge Fuel™ assemblies for other types of reactors and for markets around the world. Additional information about the Company is available at: www.enfission.net.

Enfission Contact:

David Waldman/Natalya Rudman Tel. +1 855-379-9900